UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	37-1103704
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1421 Charleston Avenue
Mattoon, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]
Securities Act registration statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by First Mid-Illinois Bancshares, Inc. (the “Company”) to reflect the expiration of the common stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on April 30, 2014 (the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to Be Registered.

Item 1 of the Form 8-A is hereby amended by adding the following paragraph:

On January 21, 2015, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of September 22, 2009, between the Company and Computershare Trust Company, N.A. The Amendment accelerates the expiration of the Company’s common stock purchase rights (the “Rights”) from 5:00 p.m., Mattoon, Illinois time, on September 22, 2019, to 5:00 p.m., Mattoon, Illinois time, on January 21, 2015, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.
Exhibit Number	Description

4.1

Rights Agreement, dated as of September 22, 2009 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on September 24, 2009).

4.2	Amendment No. 1 to Rights Agreement by and between First Mid-Illinois Bancshares, Inc. and Computershare Trust Company, N.A., dated as of January 21, 2015 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 21, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FIRST MID-ILLINOIS BANCSHARES, INC.

Dated: January 21, 2015

By: /s/ Joseph R. Dively

Joseph R. Dively

Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Rights Agreement, dated as of September 22, 2009 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on September 24, 2009).

4.2	Amendment No. 1 to Rights Agreement by and between First Mid-Illinois Bancshares, Inc. and Computershare Trust Company, N.A., dated as of January 21, 2015 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 21, 2015).